Exhibit 2.1

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated November 26, 2014, by and between EMCORE Corporation, a New Jersey corporation (“Seller”), and SolAero Technologies Corp. (f/k/a Photon Acquisition Corporation), a Delaware corporation (“Purchaser”), amends that certain Asset Purchase Agreement, dated as of September 17, 2014 (as amended, modified and/or supplemented from time to time, the “Asset Purchase Agreement”), by and between Seller and Purchaser.  Any capitalized term used in this Amendment which is not otherwise defined herein shall have the meaning assigned to such term in the Asset Purchase Agreement.

W I T N E S S E T H:

WHEREAS, each of the undersigned parties wishes to amend the Asset Purchase Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Section 2.4(c) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

all Liabilities relating to the Employee Benefit Plans, including, for the avoidance of doubt, the Clevenger Retention Agreement, except as otherwise provided in Article 8 or the Transition Services Agreement;

2.                                      Section 8.1(a)(ii) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(ii)                                                          “Employee Transition Date” means the earlier of (x) March 31, 2015 or (y) the date on which Purchaser shall have established a payroll and benefits platform that enables it to fulfill its obligations under this Article 8.

(iii)                                                       “Transferred Employee” means (x) each Business Employee and (y) any employee of the Business hired by Seller or any of its Affiliates after the Closing Date and prior to the Required Offer Date (as defined below).

3.                                      Section 8.1(b) of the Asset Purchase Agreement is hereby amended in its entirety to read as follows:

Transfer of Employment.  Not later than five (5) Business Days prior to the Employee Transition Date (the “Required Offer Date”), Purchaser shall, or shall cause one of its Affiliates to, offer employment to each Transferred Employee who is employed by Seller or any of its Affiliates as of the date of such offer, effective as of the Employee Transition Date, on the terms and conditions described in Section 8.2(a).

4.                                      Section 8.2(b) of the Asset Purchase Agreement is hereby amended by replacing the term “Closing” wherever it appears therein with the term “Employee Transition Date.”

5.                                      Section 8.2(c) of the Asset Purchase Agreement is hereby amended by replacing the term “Closing” wherever it appears therein with the term “Employee Transition Date” and to replace the phrase “eligible to participate after” with “eligible to participate on or after.”

6.                                      Section 8.2(e) of the Asset Purchase Agreement is hereby amended by replacing the terms “Closing Date” and “Closing” wherever either such term appears therein with the term “Employee Transition Date.”

7.                                      Section 8.3(a) of the Asset Purchase Agreement is hereby amended by replacing the term “Closing” wherever it appears therein with the term “Employee Transition Date.”

8.                                      Section 8.3(b) of the Asset Purchase Agreement is hereby amended by replacing the terms “Closing Date” and “Closing” wherever either such term appears therein with the term “Employee Transition Date.”

9.                                      Section 8.3(c) of the Asset Purchase Agreement is hereby amended by replacing the terms “Closing” and “date of Closing” wherever either such term appears therein with the term “Employee Transition Date.”

10.                               Section 8.3(d) of the Asset Purchase Agreement is hereby amended by replacing the phrase “at the Closing” where it appears therein with the phrase “on the Employee Transition Date.”

11.                               Section 8.4 of the Asset Purchase Agreement is hereby amended by replacing the phrase “for a period of one (1) year following the Closing” where it appears therein with “for a period beginning on the Employee Transition Date and ending on the one (1) year anniversary following the Closing.”

12.                               Section 8.8 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Business Employee Incentive Compensation.  Seller shall pay to each Transferred Employee, in the ordinary course of business consistent with past practice, all cash incentive compensation due to such Transferred Employee with respect to Seller’s 2014 fiscal year, including all compensation due under Seller’s Fiscal Year 2014 Bonus Plan; provided that such compensation under Seller’s Fiscal Year 2014 Bonus Plan shall be paid by Seller no later than January 31, 2015 to the extent the Employee Transition Date has not yet occurred by that date; provided, further, that Purchaser shall promptly reimburse Seller for any such payment to the extent Closing occurs prior to January 31, 2015; and, provided, further, that such compensation under Seller’s Fiscal Year 2014 Bonus Plan shall be paid by Purchaser no later than January 31, 2015 to the extent the Employee Transition Date occurs on or prior to such date.

13.                               Exhibit F of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with Annex A hereto.

14.                               No Implied Amendments.  Except as specifically amended by this Amendment, the Asset Purchase Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.  All references to “the date hereof” in the Asset Purchase Agreement shall continue to refer to the date of the Asset Purchase Agreement before any amendment, consent or waiver.

15.                               Effectiveness of Amendment.  This Amendment shall be deemed to be an amendment to the Asset Purchase Agreement by an instrument in writing signed by each of the Parties thereto in accordance with Section 13.17 of the Asset Purchase Agreement.  The provisions of Article 13 of the Asset Purchase Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis, as if its provisions were fully set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

SOLAERO TECHNOLOGIES CORP.

By:	/s/ Ramzi M. Musallam
	Name:	Ramzi M. Musallam
	Title:	President

SELLER:

EMCORE CORPORATION

By:	/s/ Alfredo Gomez
	Name:	Alfredo Gomez
	Title:	General Counsel

Annex A